EXHIBIT 99.1

NEWS FOR RELEASE: April 4, 2005, 8:00 a.m. EDT           CONTACT:  Lee Brown
                                                         719-481-7213
                                                         lbrown@ramtron.com

                    Ramtron Secures Improved Line of Credit
                          With Silicon Valley Bank

Colorado Springs, CO-April 4, 2005. Ramtron International Corporation (Nasdaq: RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (FRAM) products, today announced that it has secured a $4-million revolving line of credit with Silicon Valley Bank, a subsidiary of Silicon Valley Bancshares (NASDAQ: SIVB). The new credit facility replaces Ramtron's existing $3-million line of credit with Wells Fargo Business Credit, Inc. and will provide additional capital to support the growth of Ramtron's global semiconductor business.

"We are pleased to partner with Silicon Valley Bank for our credit needs," said Eric Balzer, Ramtron's CFO. "The structure of this new credit facility not only increases our line of credit, but also results in annual fee savings of approximately $160,000, not including the time savings for reduced administrative resource requirements. This improved line of credit will provide Ramtron with additional flexibility as we continue to focus on growing our FRAM product business."

"Ramtron's FRAM memory business is growing and gaining momentum, which makes it an ideal business partner for Silicon Valley Bank," said Mike Devery, senior relationship manager in Silicon Valley Bank's Boulder, Colorado office. "Silicon Valley Bank specializes in helping high-technology companies grow, and we are pleased to help Ramtron realize its full potential with our tailored financial services."

About Silicon Valley Bank
-------------------------

Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology, life sciences and private equity markets, as well as the premium wine industry. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients' success. Founded in 1983 and headquartered in Santa Clara, California, the company serves more than 9,500 clients around the world through 27 domestic offices and two international subsidiaries in the U.K. and India. More information on the company can be found at www.svb.com.

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About Ramtron
-------------

Ramtron International Corporation (Nasdaq: RMTR) is the leading supplier of nonvolatile ferroelectric semiconductors, including serial and parallel ferroelectric random access memory (FRAM) devices and Processor Companion devices that integrate a variety of commonly needed discrete analog and mixed-signal functions for processor-based systems. Ramtron's patented FRAM technology allows devices to perform the functions of both RAM and nonvolatile memory in a single chip. Its unique benefits are revolutionizing memory-based designs in a variety of automotive, communications, computing, consumer, industrial control, medical, and metering applications. Additionally, Ramtron works with various leading-edge licensees and manufacturers to bring its technology to market. For more information, visit www.ramtron.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties, including but not limited to: the effect of global economic conditions, shifts in supply and demand, market acceptance, the impact of competitive products and pricing, product development, commercialization and technological difficulties, and capacity and supply constraints. Please refer to Ramtron's Securities and Exchange Commission filings for a discussion of such risks.

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